Exhibit 23.7

Consent of Independent Valuation Specialist

To The Board of Directors
China Biologic Products, Inc.

Independent Valuation Report of Yun Cheng County Plasma Collection Station

We consent to the disclosure of our name in the Report of China Biologic Products, Inc. on Form SB-2 regarding our report dated December 12, 2006 on the valuation of the above plasma station.

/s/ He Ze Zhong Heng Certified Public Accountants Ltd

He Ze Zhong Heng Certified Public Accountants Ltd

October 15, 2007